Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our report dated March 16, 2007 with respect to the balance sheets of Oxford Global Resources, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 appearing in the Current Report on Form 8-K/A of On Assignment, Inc. dated April 18, 2007.

As discussed in our report dated March 16, 2007, Oxford Global Resources, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” as of January 1, 2006.

/s/ KPMG LLP

Boston, MA

December 11, 2007